The transactions pursuant to the share exchange described in this press release involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese language original, the Japanese-language original shall prevail in all respects.

May 15, 2024

To whom it may concern,

Company name:	H2O RETAILING CORPORATION

Representative:	Naoya Araki President and Representative Director
(Securities Code: 8242 Prime Market of the Tokyo Stock Exchange)
Inquiries:	Chikako Tanaka, General Manager Corporate Communications Group
(TEL: +81-6-6367-3181)

Company name:	Kansai Food Market Ltd.

Representative:	Katsuhiro Hayashi President and Representative Director
(Securities Code: 9919 Standard Market of the Tokyo Stock Exchange)
Inquiries:	Yasuo Takihara, Manager Corporate Planning Office, Corporate Planning Dept.
(TEL: +81-72-744-5701)

Announcement Regarding the Execution of a Share Exchange Agreement (Simplified Share Exchange)

for Making Kansai Food Market Ltd. a Wholly-Owned Subsidiary of H2O Retailing Corporation

H2O Retailing Corporation (“H2O Retailing”) and Kansai Food Market Ltd. (“Kansai Food Market”; collectively with H2O Retailing, the “Companies”) hereby announce that the Companies, at their respective Board of Directors meeting held this day, made a decision to undertake a share exchange whereby H2O Retailing and Kansai Food Market will be the wholly-owning parent company and the wholly-owned subsidiary, respectively (the “Share Exchange”), and that this day the Companies entered into a share exchange agreement with each other (the “Share Exchange Agreement”), as detailed below.

The Share Exchange is scheduled to be consummated effective as of July 31, 2024: (i) by H2O Retailing through the simplified share exchange procedure without the approval of its general meeting of shareholders, pursuant to the provisions of Article 796, paragraph (2) of the Companies Act; and (ii) by Kansai Food Market after the Share Exchange is approved by a resolution at its annual general meeting of shareholders scheduled for June 20, 2024.

Prior to the effective date of the Share Exchange (estimated at July 31, 2024), the common stock of Kansai Food Market (“Kansai Food Market Stock”) will be delisted as of July 29, 2024 on the Standard Market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (with the last trading date being scheduled for July 26, 2024).

1.	Purpose of Making Kansai Food Market a Wholly-Owned Subsidiary of H2O Retailing through the Share Exchange

As of March 31, 2024, the H2O Retailing Group (meaning the company group consisting of H2O Retailing and its 47 consolidated subsidiaries and 9 equity method affiliates; the same applies hereinafter) has developed with the aim of becoming an indispensable presence in local communities mainly in the Kansai region, by operating a wide range of businesses including a department store business running the Hankyu Department Store and the Hanshin Department Store, a food business ranging from food manufacturing and processing to food sales at and food delivery from food supermarkets, and a commercial facility business running shopping centers and commercial hotels.

On the other hand, Kansai Food Market was established in July 1959 under the name of Sogo Sangyo Kabushiki Kaisha. It mainly operated the business of running food supermarkets in the Kansai region. In August 1974, the company changed its trade name to Kansai Super Market Ltd. On November 14, 2016, Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) allotted 3,200,000 shares of its stock (corresponding to 10.17% of all voting rights in Kansai Food Market [whose then-trade name was Kansai Super Market Ltd.] at the time of issuance of the shares) to H2O Retailing pursuant to a capital and business alliance agreement between the Companies, which made H2O Retailing the largest shareholder of Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.). On December 15, 2021, Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) integrated its operations with the H2O Retailing Group through a share exchange whereby Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) became the wholly-owning parent company of two of the wholly-owned subsidiaries of H2O Retailing, namely, Izumiya Co., Ltd. (“Izumiya”) and Hankyu Oasis Co., Ltd. (“Hankyu Oasis”), and whereby Izumiya and Hankyu Oasis became wholly-owned subsidiaries of Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) (the “Management Integration”). The Management Integration made Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) a member of the H2O Retailing Group. As a result of this share exchange, H2O Retailing acquired 33,834,909 shares of the stock of Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.). Together with the 3,200,000 shares already held by it, H2O Retailing became a holder of a total of 37,034,909 shares in Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) (corresponding to 58.00% of all voting rights in Kansai Food Market [whose then-trade name was Kansai Super Market Ltd.] at the time when the share exchange came into effect). This made H2O Retailing the parent company of Kansai Food Market.

Subsequently, in February 2022 Kansai Food Market (whose then-trade name was Kansai Super Market Ltd.) transitioned to an intermediate holding company system through an absorption-type company split of all of its business, including the operation of supermarkets, into KS Split Preparation Co., Ltd., which was a newly established wholly-owned subsidiary of Kansai Food Market. Then, Kansai Food Market and KS Split Preparation Ltd. changed their respective trade names to their respective current trade names of Kansai Food Market Ltd. and Kansai Super Market Ltd., respectively. As a result, Kansai Food Market made a new start as a food supermarket group having the “new” Kansai Super Market Ltd. (“Kansai Super Market”), Izumiya, and Hankyu Oasis under its umbrella and operating one of the largest numbers of stores in the Kansai region. In April 2023, Kansai Food Market conducted an absorption-type merger in which Hankyu Oasis and Izumiya were the surviving company and the extinct company, respectively. Hankyu Oasis then changed its trade name to Izumiya • Hankyu Oasis Co., Ltd. (“Izumiya Hankyu Oasis”), before the formation of the current group structure of Kansai Food Market. As of this day, H2O Retailing holds 37,034,909 shares of Kansai Food Market Stock (64.89% [after being rounded off to two decimal places; the same applies hereinafter in the calculation of shareholding ratios] of the balance of the total number of issued shares as of March 31, 2024 after subtracting therefrom the number of treasury shares [6,783,598 shares] held by Kansai Food Market [57,075,206 shares].)

Since the Management Integration, the Kansai Food Market Group (meaning the company group consisting of Kansai Food Market and its three consolidated companies; the same applies hereinafter) has aimed, as a member of the H2O Retailing Group, to contribute to people living in the Kansai region through “food,” towards achieving the group vision: “To be a customer’s lifestyle partner to enrich their hearts through offering ‘fun, happy and tasty’ experiences.”” In conjunction with this, Kansai Food Market has, since the Management Integration, worked to further increase its corporate value through: conducting a structural reform such as standardization of store operation, merchandise procurement, etc. at Izumiya Hankyu Oasis; classifying and organizing store formats based on marketing area, location, and store size to achieve synergies from the Management Integration; and promoting various measures that have been taken by the post-Management Integration Kansai Food Market Group as one unit in various fields, such as store operation, payment, manufacturing and development, logistics, process center, system, and headquarters function.

However, the food supermarket industry has become more severe due not only to the changes in the business environment that have previously taken place, such as the shrinking retail market caused by the declining birthrate and the aging population, the population decline, etc., or the intensifying competition due to market entry by drug stores, E-commerce companies, and other competitors from other categories of business, but also to the persistent price sensitivity of consumers and the corresponding market penetration of discounters, among other things. There have also been major changes in the business environment that were not quite expected at the time of Management Integration, such as labor shortage and difficulty hiring caused by the declining labor population and the diversification of work styles, as well as rapid changes in the cost structure associated with the inflation caused by, among other things, the rising minimum wage and logistic and energy costs and the surging fuel costs and import prices resulting from a weak yen. We believe that, amid these significant changes in the environment surrounding the food supermarket industry, it is becoming increasingly more difficult for Kansai Food Market to continuously expand its business.

In addition, while Kansai Food Market made Izumiya and Hankyu Oasis its wholly-owned subsidiaries through the Management Integration in December 2021, Kansai Food Market has not been regarded as the substantial surviving company under the Tokyo Stock Exchange’s Securities Listing Regulations, and has been pending a review as to whether it is the substantial surviving company. This pending period ends on March 31, 2025. However, although Kansai Food Market has done its best to meet such review criteria, it is not likely at this moment that Kansai Food Market would meet the review criteria which are based on the initial listing requirements. Furthermore, while the Kansai Food Market Stock was transferred to the Standard Market of the Tokyo Stock Exchange as a result of the reorganization of the Tokyo Stock Exchange’s market categories that took place in April 2022, the company did not meet the continued listing requirements of the Standard Market of the Tokyo Stock Exchange in terms of circulating share ratio as of March 31, 2023, nor is it so easy for Kansai Food Market at this moment to take steps to meet the continued listing requirements, in light of its shareholder composition in which H2O Retailing was its parent company.

Based on its recognition of the issue described above, H2O Retailing held a series of internal discussions from around January 2024 as to the strategy for and the direction of the food business in the H2O Retailing Group. These discussions reached a conclusion that it would be necessary to build deeper cooperation by making the food business the “second mainstay” of the H2O Retailing Group, next to the department store business, to accommodate efforts to resolve the issue in the Kansai Food Market Group. H2O Retailing then moved on to consider making Kansai Food Market a wholly-owned subsidiary of H2O Retailing. Specifically, an analysis was performed from viewpoints such as: the consistency of the intended action with H2O Retailing’s business strategies; the synergies that can be generated by the Companies; the impact on the minority shareholders of Kansai Food Market; the financial impact on H2O Retailing; and the impact on the interests of the shareholders of H2O Retailing. This analysis led to a conclusion that it would be best to aim to increase the corporate value of the entire H2O Retailing Group, including the Kansai Food Market Group, by making Kansai Food Market a wholly-owned subsidiary of H2O Retailing through a share exchange, which would achieve more integrated management of the group, such as making more effective use of management resources through further reinforcement of the collaborative system and achieving optimal distribution of management resources by eliminating overlapping functions. Accordingly, on March 1, 2024, H2O Retailing made a proposal for the Share Exchange to Kansai Food Market.

As described above, the Kansai Food Market Stock has been pending a review by the Tokyo Stock Exchange as to whether Kansai Food Market is the substantial surviving company, and it is unlikely that the Kansai Food Market Stock would be found to meet the review criteria which are based on the initial listing requirements. For this reason, Kansai Food Market believed that it must discuss an appropriate capital policy for it as soon as possible, including whether to continue the listing of the Kansai Food Market Stock. Under those circumstances, Kansai Food Market established, by a resolution adopted at its Board of Directors meeting held on February 19, 2024, a special committee consisting of (i) external experts with no interests in H2O Retailing as the controlling shareholder of Kansai Food Market and (ii) the outside directors of Kansai Food Market (the “Special Committee”), with the aim of having the committee discuss the capital policy mentioned above in a position independent from H2O Retailing and Kansai Food Market, by eliminating potential structural conflicts of interest with H2O Retailing as the parent company and the controlling shareholder of Kansai Food Market. The Special Committee began discussions on various choices regarding an appropriate capital policy for Kansai Food Market, including continuing the listing of the Kansai Food Market Stock or going private. Subsequently, on March 1, 2024, Kansai Food Market received from H2O Retailing a proposal for the Share Exchange intended to make Kansai Food Market a wholly-owned subsidiary of H2O Retailing. In response, Kansai Food Market, during discussion on the proposal for the Share Exchange at its Board of Directors meeting held on March 8, 2024, consulted the Special Committee on (i) whether the committee would recommend to Kansai Food Market’s Board of Directors that the Share Exchange be implemented, and (ii) whether a decision by Kansai Food Market’s Board of Directors related to the implementation of the Share Exchange would create disadvantages to the minority shareholders of Kansai Food Market (the “Consultative Matters”), with the aim of: ensuring the fairness of the Share Exchange by eliminating potential structural conflicts of interest with H2O Retailing as the parent company and the controlling shareholder of Kansai Food Market; and seeking advice from the committee as to whether a decision by Kansai Food Market’s Board of Directors to implement the Share Exchange would create disadvantages to the minority shareholders of Kansai Food Market. In discussing the Consultative Matters, the Special Committee was supposed to: (a) discuss and judge the reasonableness of implementing the transaction from the viewpoint of whether or not the transaction would contribute to increasing the corporate value of Kansai Food Market; and (b) discuss and judge the validity of the terms of the transaction and the fairness of the processes of the transaction from the viewpoint of protecting the interests of the minority shareholders of Kansai Food Market.

Through the Special Committee, Kansai Food Market discussed various potential choices that can be made by it. Starting from March 1, 2024, Kansai Food Market carefully negotiated and discussed with H2O Retailing the proposal for the Share Exchange received from H2O Retailing. These efforts brought an understanding to Kansai Food Market that becoming a wholly-owned subsidiary of H2O Retailing through the Share Exchange would resolve the issue in the capital structure of Kansai Food Market, as well as creating more advantages than disadvantages from the viewpoint of increasing the corporate value of Kansai Food Market.

The Share Exchange will completely resolve the structural conflicts of interest arising between the minority shareholders of Kansai Food Market and H2O Retailing as a result of cessation of the parent-subsidiary listing. We believe that this will allow expeditious implementation of optimal measures in the entire group, which has been difficult to achieve for corporate governance reasons, and that this would bring the Companies the advantage of being able to promptly respond to changes in the business environment.

Specifically, we intend, among other things, to: increase efficiency by sharing human resources and facilities between the Kansai Food Market Group and the H2O Retailing Group; reduce costs by taking advantage of economy of scale through joint purchase; increase efficiency by integrating services that are common to both groups, such as logistics services; balance between high functionality of systems and cost reduction, through centralizing the development and operation of IT systems and standardizing IT infrastructure, such as servers and networks; further activate transactions between the food manufacturing subsidiaries of H2O Retailing and the Kansai Food Market Group; reinforce merchandizing through integrated/joint development of products, including private brands (PBs), etc.; utilizing the courier subsidiaries of H2O Retailing in E-commerce by the Kansai Food Market Group; and provide the Kansai Food Market Group with the business strategy development function and implementation supporting function of H2O Foods Group Co., Ltd., which is a wholly-owned subsidiary of H2O Retailing. In addition, we believe that it will be possible in the future to: promote enclosure of customers of the Companies’ respective groups by issuing membership; and improve sales strategy by building a common customer database and analyzing data from the database.

We believe that making Kansai Food Market a wholly-owned subsidiary of H2O Retailing will also eliminate the risk of the Kansai Food Market Stock failing to meet the continued listing requirements and causing financial damage to the minority shareholders of Kansai Food Market. In addition, the minority shareholders of Kansai Food Market, who will become shareholders of H2O Retailing after the Share Exchange, are likely to enjoy economic benefits brought by the increased corporate value generated by synergies between the Kansai Food Market Group and the H2O Retailing Group. Furthermore, amid the situation where a listed company is under the increasing burden of efforts and costs to create and maintain its system as required of a listed company, we are convinced that the transaction will reduce Kansai Food Market’s workload and costs to maintain its listed status.

After the Share Exchange, Kansai Food Market will be delisted, which means that it will lose the general advantages of being listed such as: diversified methods of financing through equity financing; the company’s increased recognition, which increases its creditworthiness and has a positive effect on its hiring activities; and the increased credibility of its financial affairs brought by being subject to financial audit. However, we are convinced that the disadvantages of being delisted will be very limited and be vastly outweighed by the advantages of implementing the Share Exchange, for reasons such as the following: (i) Kansai Food Market has not raised funds through equity financing since November 2016, suggesting that losing the method of equity financing will not bring substantial disadvantages for the company’s financing; (ii) the Kansai Food Market Group is already well known in the Kansai region for its long business history and the achievements of its business that has been developed in a community-based manner, which appears to indicate that going private entails a limited risk of reduced recognition and will have limited adverse impact on its recruitment activities, etc.; and (iii) the credibility of Kansai Food Market’s financial affairs is likely to be maintained, since Kansai Food Market will be subject to financial audit of consolidated subsidiaries of H2O Retailing after becoming a wholly-owned subsidiary of H2O Retailing.

After careful discussions between the Companies based on the points described above, the Companies reached the same understanding that making Kansai Food Market a wholly-owned subsidiary of H2O Retailing through the Share Exchange will contribute to increasing the corporate value of the Companies. Accordingly, the Companies discussed and agreed upon the terms and conditions of the Share Exchange, including the allotment ratio. Today the Companies adopted a resolution for the Share Exchange at their respective Board of Directors meetings for the purpose of making Kansai Food Market a wholly-owned subsidiary of H2O Retailing, and executed the Share Exchange Agreement.

In the Share Exchange Agreement, the Companies agree that a special dividend of 100 yen per share of Kansai Food Market Stock (the “Special Dividend”) will be paid to shareholders of Kansai Food Market Stock registered or recorded in the final shareholder registry on the day preceding the effective date of the Share Exchange (July 31, 2024 [estimate]), on condition that the Share Exchange Agreement is approved at Kansai Food Market’s annual general meeting of shareholders scheduled for June 20, 2024 and that the Share Exchange has not been cancelled and is expected with reasonable certainty to become effective.

2.	Overview of the Share Exchange

(1) Schedule for the Share Exchange

Record date for the annual general meeting of shareholders (Kansai Food Market）	March 31 (Sun), 2024
Date of the Board of Directors’ resolution for execution of the Share Exchange Agreement (Companies)	May 15 (Wed), 2024
Execution date of the Share Exchange Agreement (Companies)	May 15 (Wed), 2024
Annual meeting of shareholders approving the Share Exchange Agreement (Kansai Food Market)	June 20 (Thu), 2024 (estimate)
Last trading date (Kansai Food Market)	July 26 (Fri), 2024 (estimate)
Delisting date (Kansai Food Market)	July 29 (Mon), 2024 (estimate)
Scheduled date of consummation (effective date) of the Share Exchange (Companies)	July 31 (Wed), 2024 (estimate)

Note 1: The schedule for the Share Exchange is subject to change by agreement between the Companies if necessary to accommodate the procedure for the Share Exchange or for any other reason. Any changes to the above schedule will be announced promptly.

Note 2: H2O Retailing intends to conduct the Share Exchange through the simplified share exchange procedure, which does not require approval by a resolution of the General Meeting of Shareholders pursuant to Article 796, paragraph (2) of the Companies Act.

(2) Procedure for the Share Exchange

The Share Exchange will make H2O Retailing the wholly-owning parent company in the share exchange and Kansai Food Market the wholly-owned subsidiary in the share exchange. The Share Exchange is scheduled to be consummated effective as of July 31, 2024: (i) by H2O Retailing through the simplified share exchange procedure without the approval of its general meeting of shareholders, pursuant to the provisions of Article 796, paragraph (2) of the Companies Act; and (ii) by Kansai Food Market after the Share Exchange is approved by a resolution at its annual general meeting of shareholders scheduled for June 20, 2024.

(3) Details of allotment of shares in the Share Exchange

	H2O Retailing (Wholly-owning parent company in share exchange)	Kansai Food Market (Wholly-owned subsidiary in share exchange)
Allotment ratio for the Share Exchange	1	1
Number of shares to be delivered upon the Share Exchange	Common stock of H2O Retailing: 20,040,297 shares (estimate)

Note 1: Share allotment ratio

1 share of common stock of H2O Retailing (“H2O Retailing Stock”) will be allotted and delivered per share of Kansai Food Market Stock. However, no shares will be allotted in the Share Exchange for the shares of Kansai Food Market Stock held by H2O Retailing at the Base Time (as defined below). Please note that the above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) is subject to change by negotiation and agreement between the Companies in the event of significant changes in the conditions based on which the Share Exchange Ratio was calculated.

Note 2: Number of shares of H2O Retailing Stock to be delivered upon the Share Exchange

In the Share Exchange, H2O Retailing will deliver to the shareholders of Kansai Food Market (meaning the shareholders after cancellation of the treasury shares described below and excluding H2O Retailing) as at the time immediately before H2O Retailing’s acquisition, through the Share Exchange, of all issued shares of Kansai Food Market (excluding the shares of Kansai Food Market Stock held by H2O Retailing) (the “Base Time”), the number of shares of H2O Retailing Stock calculated by multiplying (i) the total of number of shares of Kansai Food Market Stock held by these shareholders by (ii) a factor of 1, in exchange for the shares of Kansai Food Market Stock held by these shareholders.

H2O Retailing plans to allocate part of the treasury shares held by it as of today and any additional treasury shares that may be acquired by it hereafter for shares of H2O Retailing Stock to be delivered in the Share Exchange. At this point, H2O Retailing has no plan to issue new shares to be allotted in the Share Exchange. For H2O Retailing’s acquisition of additional treasury shares hereafter, please see H2O Retailing’s press releases entitled “Announcement of Decision on Matters Concerning Acquisition of Treasury Shares (Acquisition of Treasury Shares under the Articles of Incorporation Pursuant to Article 459, Paragraph (1) of the Companies Act)” and “Announcement on Repurchase of Treasury Shares Through an Off-site Share Repurchase Transaction (ToSTNeT-3) and on Issuance of the 1st and 2nd Series of Stock Acquisition Rights Through Third-party Allotment (Acquisition of Treasury Shares by the method of Accelerated Share Repurchase)” announced today.

Kansai Food Market plans to cancel, at the Base Time and by a resolution adopted at its Board of Directors meeting to be held no later than the day before the effective date of the Share Exchange, all of the treasury shares held by it at the Base Time (including any treasury shares that may be acquired by Kansai Food Market as a result of purchase of shares in response to dissenting shareholders’ share purchase demands that may be made under Article 785, paragraph (1) of the Companies Act in the course of Share Exchange.) The number of shares to be allotted and delivered in the Share Exchange may be modified in the future due to Kansai Food Market’s cancellation of its treasury shares or for any other reason.

Note 3: Treatment of shares constituting less than one unit

The shareholders of Kansai Food Market who will hold shares of H2O Retailing constituting less than one unit (i.e., 100 shares) as a result of the Share Exchange will be entitled to use the following programs for the H2O Retailing Stock, pursuant to the provisions of the Articles of Incorporation and the Share Handling Regulations of H2O Retailing. Please note that these shares less than one unit cannot be sold on a financial instruments exchange market.

(i)	Top-up program for shares constituting less than one unit (allowing topping up to 100 shares)

Pursuant to Article 194, paragraph (1) of the Companies Act and H2O Retailing’s Articles of Incorporation, this program entitles a shareholder who holds shares in H2O Retailing constituting less than one unit to purchase from H2O Retailing such number of additional shares as will constitute one unit when combined with the number of shares constituting less than one unit held by the shareholder.

(ii)	Buyback program for shares constituting less than one unit (allowing the sale of shares constituting less than one unit)

Pursuant to Article 192, paragraph (1) of the Companies Act, this program entitles a shareholder who holds shares in H2O Retailing constituting less than one unit to demand that H2O Retailing purchase the shares constituting less than one unit held by the shareholder.

Note 4: Treatment of fractions of less than one share

For the shareholders of Kansai Food Market who will otherwise be delivered fractions of less than one share of H2O Retailing Stock in the Share Exchange, H2O Retailing will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell shares of H2O Retailing Stock in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay these shareholders the proceeds of such sale in cash in proportion to the respective numbers of fractional shares that would have otherwise been held by these shareholders.

(4) Treatment of stock acquisition rights and bonds with stock acquisition rights in the Share Exchange

This is not applicable as Kansai Food Market, which will be a wholly-owned subsidiary of H2O Retailing through the Share Exchange, has not issued any stock acquisition rights or bonds with stock acquisition rights.

3. Grounds for the Details of Allotment of Shares in the Share Exchange

(1) Grounds and reasons for the details of allotment

In order to ensure fairness and appropriateness in determining the Share Exchange Ratio specified above in 2 (3), “Details of allotment of shares in the Share Exchange,”, H2O Retailing and Kansai Food Market each appointed a third-party valuation institution and various advisors that are independent from the Companies. H2O Retailing appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuation institution and Nishimura & Asahi LPC (“Nishimura & Asahi”) as its legal advisor, while Kansai Food Market appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party valuation institution and Mori Hamada & Matsumoto as its legal advisor, before the Companies started full-scale discussions.

As described in “Measures to ensure fairness (including measures to avoid conflicts of interest)” in (4) below, H2O Retailing had careful discussions and considerations based on, among other things, the share exchange ratio valuation report dated May 14, 2024 received from its financial advisor and third-party valuation institution SMBC Nikko Securities, advice from its legal advisor Nishimura & Asahi, and the results of the due diligence investigation of Kansai Food Market conducted by H2O Retailing during the period from mid-March 2024 to mid-April 2024. In the course of negotiation with Kansai Food Market, H2O Retailing received from Kansai Food Market a proposal for implementing the Special Dividend concurrently with the Share Exchange, in order to give consideration to the interests of shareholders of Kansai Food Market in the Share Exchange. After discussion between the Companies, H2O Retailing concluded that, in light of the significance of the purpose for which Kansai Food Market would be made a wholly-owned subsidiary of H2O Retailing through the Share Exchange, the purpose and amount of the Special Dividend was reasonable to achieve that purpose, and H2O Retailing agreed to Kansai Food Market’s implementing the Special Dividend. Thus, H2O Retailing has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders even with the Special Division planned to be implemented concurrently with the Share Exchange. Accordingly, H2O Retailing has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, Kansai Food Market, as described in “Measures to ensure fairness (including measures to avoid conflicts of interest)” in (4) below, had careful discussions and negotiations based on, among other things: the share exchange ratio valuation report dated May 14, 2024 received from its financial advisor and third-party valuation institution Nomura Securities; advice from its legal advisor Mori Hamada & Matsumoto; the results of the due diligence investigation of H2O Retailing conducted by Kansai Food Market during the period from mid-March 2024 to mid-April 2024; instructions and advice, as well as the content of the report dated May 15 2024 (for details, please see (D), “Kansai Food Market’s establishment of, and receipt of a report from, its non-interested special committee” of “Measures to ensure fairness (including measures to avoid conflicts of interest)” in (4) below), received from the Special Committee; and the share exchange ratio valuation report dated May 14, 2024 received through the Special Committee from Kawakita Certified Public Accountants Office as the financial advisor and third-party valuation institution independently appointed by the Special Committee based on the level of its independence, specialty, and track record. In the course of negotiation with H2O Retailing, Kansai Food Market made a proposal to H2O Retailing for implementing the Special Dividend concurrently with the Share Exchange, to give consideration to the interests of shareholders of Kansai Food Market. After discussion between the Companies, Kansai Food Market obtained H2O Retailing’s agreement to implement the Special Dividend. As a result, by taking also into consideration the Special Division planned to be implemented concurrently with the Share Exchange, Kansai Food Market has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its minority shareholders of Kansai Food Market. Accordingly, Kansai Food Market has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

As described above, each of the Companies engaged in a careful review based on, among other things, the results of its due diligence investigation of the other company, using as a reference the results of calculation of the share exchange ratio received from its third-party valuation institution, while conducting repeated careful negotiations and discussions with the other company by comprehensively taking into consideration such factors as the Companies’ respective financial and asset conditions, future prospects, and the Special Dividend planned to be implemented concurrently with the Share Exchange. As a result, H2O Retailing and Kansai Food Market have reached the conclusion that the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Accordingly, the Companies have concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

As per the Share Exchange Agreement, the Share Exchange Ratio is subject to change by consultation and agreement between the Companies in the event of any significant changes in the conditions based on which the Share Exchange Ratio was calculated.

(2) Matters concerning valuation

(A)       Names of valuation institutions and their relationships with the Companies

SMBC Nikko Securities, which acts as H2O Retailing’s third-party valuation institution, Nomura Securities, which acts as Kansai Food Market’s third-party valuation institution, and Kawakita Certified Public Accountants Office, which acts as the Special Committee’s own third-party valuation institution, are all valuation institutions independent from the Companies. None of these valuation institutions is a related party to either of the Companies or has any material interest to be noted in connection with the Share Exchange.

SMBC Nikko Securities is a member of the Sumitomo Mitsui Financial Group, together with Sumitomo Mitsui Banking Corporation (“Sumitomo Mitsui Bank”). Although Sumitomo Mitsui Bank has loan and other transactions with the Companies as part of its ordinary banking transactions, Sumitomo Mitsui Bank has no material interest in the Share Exchange that would generate a conflict of interest with the Companies. H2O Retailing appointed SMBC Nikko Securities as its third-party valuation institution that is independent from the Companies, since H2O Retailing believes that, in light of the following and other facts, there is no problem from a fairness point of view in its engagement of SMBC Nikko Securities to evaluate the share value of the Companies: (i) according to SMBC Nikko Securities, SMBC Nikko Securities has taken appropriate internal measures to prevent adverse effects, such as imposing information barriers between SMBC Nikko Securities’ function responsible for financial advisory services and valuation of the share value of the Companies, on the one hand, and all other functions of SMBC Nikko Securities, on the other hand, and has also built appropriate systems, such as information barriers, for managing conflicts of interest between SMBC Nikko Securities and Sumitomo Mitsui Bank; (ii) even though the fees payable by H2O Retailing to SMBC Nikko Securities in connection with the Share Exchange include a contingency fee payable subject to such conditions as the successful consummation of the Share Exchange, the fact that a contingency fee payable subject to the completion of the Share Exchange is included in the fees payable by H2O Retailing to SMBC Nikko Securities does not deny the independence of SMBC Nikko Securities from H2O Retailing when taking into consideration, among other things, general business practices in similar transactions and whether or not it is appropriate to use a fee system that imposes reasonable financial burden on H2O Retailing if the Share Exchange fails to occur; and (iii) SMBC Nikko Securities has a track record of acting as a third-party valuation institution in similar transactions in the past.

Kansai Food Market believes that, even though the fees payable by Kansai Food Market to Nomura Securities in connection with the Share Exchange include a contingency fee payable subject to such conditions as the successful consummation of the Share Exchange, the fact that a contingency fee payable subject to the completion of the Share Exchange is included in the fees payable by Kansai Food Market to Nomura Securities does not deny the independence of Nomura Securities from Kansai Food Market when taking into consideration, among other things, general business practices in similar transactions and the financial burden to be incurred by Kansai Food Market where the Share Exchange fails to occur. The fees payable by Kansai Food Market to Kawakita Certified Public Accountants Office do not include a contingency fee payable subject to the completion of the Share Exchange; only a fixed-amount fee will be paid to Kawakita Certified Public Accountants Office regardless of the consummation of the Share Exchange.

(B)       Outline of calculation

(i) Valuation by SMBC Nikko Securities

SMBC Nikko Securities performed valuation by employing the following methods: (a) the market share price analysis, since H2O Retailing and Kansai Food Market are listed on the Prime Market and the Standard Market, respectively, of the Tokyo Stock Exchange, and their respective market prices are available (in this analysis, the valuation reference date was set at May 14, 2024, and the analysis was performed based on the average share prices [simple average of the closing share prices] in the Prime Market and the Standard Market of the Tokyo Stock Exchange for the one-month period from April 15, 2024 to the valuation reference date, the three-month period from February 15, 2024 to the valuation reference date, and the six-month period from November 15, 2023 to the valuation reference date); (b) the comparable listed company analysis, since there are listed companies comparable to H2O Retailing and those comparable to Kansai Food Market, which makes it possible to infer their respective share values by this analysis; and (c) the discounted cash flow analysis (the “DCF Analysis”), in order to reflect the Companies’ future business activities in the valuation.

The ranges of the number of shares of Kansai Food Market Stock that will be allotted per share of H2O Retailing Stock calculated using the valuation methods described above are as follows.

Method used	Calculated range of share exchange ratio
Market share price analysis	0.92 to 1.03
Comparable listed company analysis	0.54 to 1.11
DCF Analysis	0.46 to 1.60

In calculating the share exchange ratio, SMBC Nikko Securities assumed that all published information and all information provided to SMBC Nikko Securities is accurate and complete. SMBC Nikko Securities did not conduct independent verification of the accuracy or completeness of the above information. SMBC Nikko Securities relied upon the information, inferences or forecasts on the assets or liabilities (including derivative transactions, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies or their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, provided or disclosed by the Companies and did not perform independent valuation, appraisal or assessment of any of the above assets or liabilities, nor did SMBC Nikko Securities engage any third-party institution to appraise or assess the same. SMBC Nikko Securities assumes that the Companies’ financial forecasts (including profit plans and other information) were prepared by the Companies’ respective management teams based on the best estimation and judgment which could be obtained at this point in time. Please note that in H2O Retailing’s financial forecasts based on which SMBC Nikko Securities performed valuation using the DCF Analysis, considerable increases or decreases in profit are expected for some fiscal years. Specifically, a significant increase in operating profit is expected for the fiscal year ending March 31, 2024 (to an operating profit of 26.3 billion yen from that of 11.4 billion yen for the fiscal year ending March 2023, up by 131.3%) due to a rebound from the impact of COVID-19 experienced until the previous fiscal year. A significant decrease in net income is expected for the fiscal year ending in March 31, 2027 (to a net income of 16.7 billion yen from that of 24.7 billion yen for the fiscal year ending March 31, 2026, down by 32.6%) due to a drop in extraordinary income that will result from a transfer of assets scheduled for the preceding fiscal year. Similarly, in Kansai Food Market’s financial forecasts, considerable increases or decreases in profit are expected for some fiscal years. Specifically, a significant increase in profit is expected for the fiscal year ending March 31, 2024 (to an operating profit of 9.1 million yen from that of 5.9 billion yen for the fiscal year ended March 31, 2023, up by 53.7%) due to increases in sales and improvements in gross profit that will result from the maintenance of cost rates and recovery and increase in the number of customers and the average sale per customer by Kansai Food Market’s consolidated subsidiaries Izumiya Hankyu Oasis, Kansai Super Market, and KSP Co., Ltd. Another increase in net income is expected for the next fiscal year ending March 31, 2025 (to a net income of 9.2 billion yen from that of 5.7 billion yen for the fiscal year ended March 31, 2024, up by 63.3%), due to improvement in gross profit that will result from increase in sales and due also to decrease in the cost rate of Izumiya Hankyu Oasis. These financial forecasts are not subject to the implementation of the Share Exchange or the Special Dividend.

(ii) Valuation by Nomura Securities

Nomura Securities performed valuation of H2O Retailing by employing: (a) the average market share price analysis, since H2O Retailing is listed on the Prime Market of the Tokyo Stock Exchange and its market price is available; (b) the comparable company analysis, since there are listed companies comparable to H2O Retailing, which makes it possible to infer its share value by this analysis; and (c) the DCF Analysis, in order to reflect H2O Retailing’s future business activities in the valuation.

In the average market share price analysis, the valuation reference date was set at May 14, 2024, with the analysis being performed by using: the closing price on the valuation reference date on the Tokyo Stock Exchange; and the simple averages of the closing share prices on the Tokyo Stock Exchange for the five-business-day period and the one-month, three-month, and six-month periods each ending on the valuation reference date.

In the comparable company analysis, J. FRONT RETAILING Co., Ltd., Isetan Mitsukoshi Holdings Ltd., Takashimaya Company, Limited, and Kintetsu Department Store Co., Ltd. were selected as comparable listed companies engaged in business comparable to that of H2O Retailing. The valuation was performed using the multiple of EBITDA to corporate value, the multiple of operating income to corporate value, the multiple of adjusted net income (calculated by multiplying ordinary income by (1-effective tax rate)) to market capitalization, and the multiple of stockholders' equity to market capitalization.

In the DCF Analysis, valuation was performed by discounting to the present value, at a certain discount rate, the future cash flows expected based on the financial forecasts prepared by H2O Retailing for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027. In the DCF Analysis, the going-concern value was calculated by using the perpetual growth method and the multiple method. Specifically, the discount rate used ranged from 4.75% to 5.25% and the perpetual growth rate from 0.00% to 0.50%. In the multiple method, the EBITDA multiple used ranged from 8.0 to 9.0.

As for Kansai Food Market, valuation was performed by employing: (a) the average market share price analysis, since Kansai Food Market is listed on the Standard Market of the Tokyo Stock Exchange and its market price is available; (b) the comparable company analysis, since there are listed companies comparable to Kansai Food Market, which makes it possible to infer its share value by this analysis; and (c) the DCF Analysis, in order to reflect Kansai Food Market’s future business activities in the valuation.

In the average market share price analysis, the valuation reference date was set at May 14, 2024, with the analysis being performed by using: the closing price on the valuation reference date on the Tokyo Stock Exchange; and the simple averages of the closing share prices on the Tokyo Stock Exchange for the five-business-day period and the one-month, three-month, and six-month periods each ending on the valuation reference date.

In the comparable company analysis, JM HOLDINGS CO., LTD., YAMANAKA CO., LTD., LIFE CORPORATION, Maxvalu Tokai Co., Ltd., OKUWA CO., LTD., YAOKO CO., LTD., Mammy Mart Corporation, VALOR HOLDINGS CO., LTD., and Belc CO., LTD. were selected as comparable listed companies engaged in business comparable to that of Kansai Food Market. The valuation was performed using the multiple of EBITDA to corporate value, the multiple of operating income to corporate value, the multiple of adjusted net income (calculated by multiplying ordinary income by (1-effective tax rate)) to market capitalization, and the multiple of stockholders' equity to market capitalization..

In the DCF Analysis, valuation was performed by discounting to the present value, at a certain discount rate, the future cash flows expected based on the financial forecasts prepared by Kansai Food Market for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027. In the DCF Analysis, the going-concern value was calculated by using the perpetual growth method and the multiple method. Specifically, the discount rate used ranged from 4.75% to 5.25% and the perpetual growth rate from 0.00% to 0.50%. In the multiple method, the EBITDA multiple used ranged from 6.5 to 7.5.

In the average market share price analysis, the comparable company analysis and the DCF Analysis, Nomura Securities included the value of cash to be paid out to shareholders as the Special Dividend into the stock value of Kansai Food Market and that of H2O Retailing. In addition, in the average market share price analysis, the comparable company analysis and the DCF Analysis, Nomura Securities included the financial impact of H2O Retailing’s acquisition of additional treasury shares hereafter into the stock value of H2O Retailing.

If a value of one (1) is assigned to the value per share of H2O Retailing Stock, the ranges of the value per share of Kansai Food Market Stock calculated using the valuation methods described above are as follows:

Method used	Calculated range of share exchange ratio
Average market share price analysis	0.87 to 1.00
Comparable company analysis	0.47 to 0.72
DCF Analysis	0.60 to 1.02

In calculating the share exchange ratio, Nomura Securities assumed that all published information and all information provided to Nomura Securities is accurate and complete. Nomura Securities did not conduct independent verification of the accuracy or completeness of the above information. Nomura Securities did not perform independent valuation, appraisal or assessment of the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies or their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, nor did Nomura Securities engage any third-party institution to appraise or assess any of the above assets or liabilities. Nomura Securities assumes that Kansai Food Market’s financial forecasts and other information on its future were reasonably examined or prepared by Kansai Food Market’s management team based on the best estimation and judgment which could be obtained at this point in time. Nomura Securities’ valuation reflects the information obtained by Nomura Securities and the economic conditions existing up to May 14, 2024. Nomura Securities’ valuation is intended solely to serve as reference for Kansai Food Market’s Board of Directors to discuss the Share Exchange Ratio.

Please note that in H2O Retailing’s financial forecasts based on which Nomura Securities performed valuation using the DCF Analysis, considerable increases or decreases in profit are expected for some fiscal years. A significant decrease in net income is expected for the fiscal year ending in March 31, 2027 (to a net income of 16.7 billion yen from that of 24.7 billion yen for the fiscal year ending March 31, 2026, down by 32.6%) due to a drop in extraordinary income that will result from a transfer of assets scheduled for the preceding fiscal year. These financial forecasts are not subject to the implementation of the Share Exchange.

Similarly, in Kansai Food Market’s financial forecasts based on which Nomura Securities performed valuation using the DCF Analysis, considerable increases or decreases in profit are expected for some fiscal years. Specifically, an increase in net income is expected for the fiscal year ending March 31, 2025 due to improvement in gross profit that will result from increase in sales and due also to decrease in the cost rate of Izumiya Hankyu Oasis. These financial forecasts are not subject to the implementation of the Share Exchange.

(iii) Valuation by Kawakita Certified Public Accountants Office

Kawakita Certified Public Accountants Office performed valuation of H2O Retailing and Kansai Food Market by employing: (a) the average market share price analysis, since H2O Retailing and Kansai Food Market are listed on the Prime Market and the Standard Market, respectively, of the Tokyo Stock Exchange and their respective market prices are available; (b) the comparable company analysis, since there are companies comparable to H2O Retailing and those comparable to Kansai Food Market, which makes it possible to infer their respective share values by this analysis; and (c) the DCF Analysis, in order to reflect the Companies’ future business activities in the valuation.

In the average market share price analysis, the valuation reference date was set at May 14, 2024, with the analysis being performed by using: the closing price on the valuation reference date on the Tokyo Stock Exchange; and the simple averages of the closing share prices on the Tokyo Stock Exchange for the five-business-day period and the one-month, three-month, and six-month periods each ending on the valuation reference date.

In the comparable company analysis, J. FRONT RETAILING Co., Ltd., Isetan Mitsukoshi Holdings Ltd., and Takashimaya Company, Limited were selected as comparable companies engaged in business comparable to that of H2O Retailing, while JM HOLDINGS CO., LTD., YAMANAKA CO., LTD., LIFE CORPORATION, Maxvalu Tokai Co., Ltd., OKUWA CO., LTD., YAOKO CO., LTD., Mammy Mart Corporation, and Belc CO., LTD. were selected as comparable companies engaged in business comparable to that Kansai Food Market. The valuation was performed using the multiple of EBITDA to corporate value, the multiple of operating income to corporate value, the multiple of net income to market capitalization, and the multiple of net assets to market capitalization for H2O Retailing and Kansai Food Market, respectively.

In the DCF Analysis, valuation of H2O Retailing was performed by discounting to the present value, at a certain discount rate, the future cash flows expected based on the financial forecasts prepared by H2O Retailing for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027. The discount rate used for H2O Retailing ranged from 4.75% to 5.25%. The going-concern value was calculated by using the perpetual growth method and the multiple method. The perpetual growth rate used ranged from 0.00% to 0.50%. In the multiple method, the EBITDA multiple used ranged from 8.0 to 9.0. On the other hand, valuation of Kansai Food Market was performed by discounting to the present value, at a certain discount rate, the future cash flows expected based on the financial forecasts prepared by Kansai Food Market for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027. The discount rate used for Kansai Food Market ranged from 4.75% to 5.25%. The going-concern value was calculated by using the perpetual growth method and the multiple method. The perpetual growth rate used ranged from 0.00% to 0.50%. In the multiple method, the EBITDA multiple used ranged from 6.0 to 7.0. In the comparable company analysis and the DCF Analysis, Kawakita Certified Public Accountants Office included the value of cash to be paid out to shareholders as the Special Dividend into the stock value of Kansai Food Market and that of H2O Retailing. In addition, in the comparable company analysis and the DCF Analysis, Kawakita Certified Public Accountants Office included the financial impact of H2O Retailing’s acquisition of additional treasury shares hereafter into the stock value of H2O Retailing.

The ranges of the number of shares of Kansai Food Market Stock that will be allotted per share of H2O Retailing Stock calculated using the valuation methods described above are as follows:

Method used	Calculated range of share exchange ratio
Average market share price analysis	0.92 to 1.03
Comparable company analysis	0.51 to 0.67
DCF Analysis	0.59 to 0.99

In calculating the share exchange ratio, Kawakita Certified Public Accountants Office assumed that all published information and all information provided to Kawakita Certified Public Accountants Office is accurate and complete. Kawakita Certified Public Accountants Office did not conduct independent verification of the accuracy or completeness of the above information. Kawakita Certified Public Accountants Office did not perform independent valuation, appraisal or assessment of the assets or liabilities (including derivative transactions, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies or their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, provided or disclosed by the Companies and did not perform independent valuation, appraisal or assessment of any of the above assets or liabilities, nor did Kawakita Certified Public Accountants Office engage any third-party institution to appraise or assess the same. Kawakita Certified Public Accountants Office assumes that the Companies’ financial forecasts (including profit plans and other information) were prepared by the Companies’ respective management teams based on the best estimation and judgment which could be obtained at this point in time. Kawakita Certified Public Accountants Office’s valuation is intended solely to serve as reference for Kansai Food Market’s Board of Directors and Special Committee to discuss the Share Exchange Ratio.

In H2O Retailing’s financial forecasts based on which Kawakita Certified Public Accountants Office performed valuation using the DCF Analysis, considerable increases or decreases in profit are expected for some fiscal years. Specifically, a significant decrease in net income is expected for the fiscal year ending in March 31, 2027 (to a net income of 16.7 billion yen from that of 24.7 billion yen for the fiscal year ending March 31, 2026, down by 32.6%) due to a drop in extraordinary income that will result from a transfer of assets scheduled for the preceding fiscal year. Similarly, in Kansai Food Market’s financial forecasts, considerable increases or decreases in profit are expected for some fiscal years. Specifically, an increase in net income is expected for the fiscal year ending March 31, 2025, due to improvement in gross profit that will result from increase in sales and due also to decrease in the cost rate of Izumiya Hankyu Oasis. These financial forecasts are not subject to the implementation of the Share Exchange.

Kawakita Certified Public Accountants Office issued to the Special Committee an opinion (fairness opinion) to the effect that, assuming that the Special Dividend will be implemented, the Share Exchange Ratio is fair to the minority shareholders of Kansai Food Market from a financial viewpoint. The fairness opinion was issued after: consideration of the Share Exchange Ratio by Kawakita Certified Public Accountants Office performed through analyzing and considering financial information, including business forecasts, and exchanging questions and answers with H2O Retailing and Kansai Food Market; exchanges of questions and answers with H2O Retailing and Kansai Food Market about the overview, background, and purpose of the Share Exchange; and a review process performed by a certified public accountant who is not the one who wrote the valuation report on the share exchange ratio. However, the fairness opinion is intended only to express the opinion that the Share Exchange Ratio is fair to the minority shareholders of Kansai Food Market from a financial viewpoint; it is not intended to express any opinion about whether or not it is appropriate to implement the Share Exchange or make any recommendations as to actions that may be taken in connection with the Share Exchange. The fairness opinion is intended solely to serve as information based on which Kansai Food Market’s Board of Directors and Special Committee will make their decisions on the Share Exchange.

(3) Prospects for delisting and reasons therefor

Upon the Share Exchange, Kansai Food Market becomes a wholly-owned subsidiary of H2O Retailing effective as of the effective date of the Share Exchange (namely, July 31, 2024 [estimate]). This will result in delisting of the Kansai Food Market Stock as of July 29, 2024 (the last trading date will be July 26, 2024). After being delisted, the Kansai Food Market Stock can no longer be traded on the Standard Market of the Tokyo Stock Exchange.

Even after the delisting of the Kansai Food Market Stock, the H2O Retailing Stock, shares of which will be allotted to shareholders of Kansai Food Market through the Share Exchange, will remain listed on the Prime Market of the Tokyo Stock Exchange and will remain eligible for trading on a financial instruments exchange market beyond the effective date of the Share Exchange. Therefore, we believe that those shareholders of Kansai Food Market who each hold no less than 100 shares of Kansai Food Market Stock as at the Base Time and will upon the Share Exchange be allotted no less than 100 shares of H2O Retailing Stock, which is the number of shares constituting one unit of H2O Retailing Stock, will be able to continue to enjoy the liquidity of their shares.

On the other hand, those shareholders of Kansai Food Market who each hold less than 100 shares of Kansai Food Market Stock as at the Base Time will be allotted less than 100 shares of H2O Retailing Stock, which is the number of shares constituting one unit of H2O Retailing Stock. These shares constituting less than one unit cannot be sold on a financial instruments exchange market. However, a shareholder who will hold shares constituting less than one unit is entitled to demand that H2O Retailing purchase the shares constituting less than one unit held by the shareholder. Alternatively, this shareholder is entitled to purchase from H2O Retailing the number of shares that will form one unit when combined with the number of shares constituting less than one unit held by the shareholder. For details, please see “Note 3: Treatment of shares constituting less than one unit” in 2 (3), “Details of allotment of shares in the Share Exchange” above. For details of the treatment of any fractions of less than one share that may be allotted upon the Share Exchange, please see “Note 4: Treatment of fractions of less than one share” in 2 (3), “Details of allotment of shares in the Share Exchange” above.

Shareholders of Kansai Food Market will continue to be able to trade shares of Kansai Food Market Stock they hold until July 26, 2024 (estimate), which is the last trading date, on the Standard Market of the Tokyo Stock Exchange. These shareholders will also remain entitled to exercise their legal rights granted under the Companies Act and other relevant laws and regulations until the Base Time.

(4) Measures to ensure fairness (including measures to avoid conflicts of interest)

Since Kansai Food Market is a consolidated subsidiary of H2O Retailing, with the latter already holding 37,034,090 shares of Kansai Food Market Stock (corresponding to 64.89% of the balance [57,075,206 shares] of the total number of issued shares as of March 31, 2024 [63,858,804 shares] after subtracting therefrom the number of treasury shares of Kansai Food Market [6,783,598 shares]), the Companies have determined that it is necessary to ensure the fairness of the Share Exchange by avoiding conflicts of interest, and have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest):

(A)     Receipt by the Companies of valuation reports from independent third-party valuation institutions

In order for H2O Retailing and Kansai Food Market to ensure fairness in calculating the share exchange ratio to be used in the Share Exchange, H2O Retailing appointed SMBC Nikko Securities as its third-party valuation institution that is independent from the Companies, and received from SMBC Nikko Securities the valuation report on the share exchange ratio dated May 14, 2024, while Kansai Food Market appointed Nomura Securities as its third-party valuation institution that is independent from the Companies, and received from Nomura Securities the valuation report on the share exchange ratio dated May 14, 2024.

For an outline of the valuation reports, please see (2), “Matters concerning valuation” above. Neither of the Companies has received an opinion (fairness opinion) from its third-party valuation institution to the effect that the share exchange ratio for the Share Exchange is fair to the shareholders of H2O Retailing or those of Kansai Food Market from a financial viewpoint.

(B)      Receipt of a valuation report and a fairness opinion from the Special Committee’s own independent third-party valuation institution

The Special Committee appointed Kawakita Certified Public Accountants Office as its own financial advisor and third-party valuation institution that is independent from the Companies, based on the independence, specialty, track record, etc. of Kawakita Certified Public Accountants Office. The Special Committee received from Kawakita Certified Public Accountants Office: advice on, among other things, points to note concerning the calculation of the Share Exchange Ratio, including the details of Kansai Food Market’s business plan; and the valuation report on the share exchange ratio dated May 14, 2024. The Special Committee also received from Kawakita Certified Public Accountants Office an opinion (fairness opinion) to the effect that, assuming that the Special Dividend will be implemented, the Share Exchange Ratio is fair to the minority shareholders of Kansai Food Market from a financial viewpoint. For an outline of the valuation report and the fairness opinion mentioned above, please see (2), “Matters concerning valuation” above.

(C)      Advice from independent law firms

H2O Retailing appointed Nishimura & Asahi as its legal advisor for the Share Exchange in February 2024, and has received from Nishimura & Asahi legal advice on the procedures for the Share Exchange and the method, process, etc. of decision making by the H2O Retailing’s Board of Directors. Nishimura & Asahi has no material interest in the Companies.

On the other hand, Kansai Food Market appointed Mori Hamada & Matsumoto in February 2024 as its legal advisor for the Share Exchange and for consideration of the above-mentioned capital policy preceding the Share Exchange, and has received Mori Hamada & Matsumoto legal advice on the procedures for the Share Exchange and the method, process, etc. of decision making by the H2O Retailing’s Board of Directors. Mori Hamada & Matsumoto has no material interest in the Companies.

(D)	Kansai Food Market’s establishment of, and receipt of a report from, its non-interested special committee

As described above in section 1 “Purpose of Making Kansai Food Market a Wholly-Owned Subsidiary of H2O Retailing through the Share Exchange,” the Kansai Food Market Stock has been pending a review by the Tokyo Stock Exchange as to whether Kansai Food Market is the substantial surviving company, and it is unlikely that the Kansai Food Market Stock would be found to meet the review criteria which are based on the initial listing requirements. For this reason, Kansai Food Market believed that it must discuss an appropriate capital policy for it as soon as possible, including whether to continue the listing of the Kansai Food Market Stock. Under those circumstances, on February 19, 2024 Kansai Food Market established the Special Committee with the aim of having the committee discuss the capital policy mentioned above in a position independent from H2O Retailing and Kansai Food Market, by eliminating potential structural conflicts of interest with H2O Retailing as the parent company and the controlling shareholder of Kansai Food Market. The Special Committee consisted of the following four members: (i) the outside directors of Kansai Food Market, namely, Mr. Shigeo Mori (Attorney-at-Law, Kouraibashi Chuo Law Office), Mr. Yoshihiro Nishiguchi (Auditor, Shinwa-Engineering Co., Ltd.), and Ms. Chie Sawa (Specified Social Insurance and Labor Consultant, J-Assist Labor and Social Security Attorneys’ Office), all of who have no interests in H2O Retailing and are registered with the Tokyo Stock Exchange as its independent officers; and (ii) Mr. Kiyofumi Fujita (Attorney-at-Law, Yodoyabashi & Yamagami LPC), who is an independent external expert with an extensive experience with capital policies, etc. of listed companies and with no interests in H2O Retailing or Kansai Food Market. The Special Committee began discussions on various choices regarding an appropriate capital policy for Kansai Food Market, including continuing the listing of the Kansai Food Market Stock or going private.

Subsequently, on March 1, 2024, Kansai Food Market received from H2O Retailing a proposal for the Share Exchange intended to make Kansai Food Market a wholly-owned subsidiary of H2O Retailing. In response, Kansai Food Market, during discussion on the proposal for the Share Exchange at its Board of Directors meeting held on March 8, 2024, consulted the Special Committee on the Consultative Matters, with the aim of: ensuring the fairness of the Share Exchange by eliminating potential structural conflicts of interest with H2O Retailing as the parent company and the controlling shareholder of Kansai Food Market; and seeking advice from the committee as to whether a decision by Kansai Food Market’s Board of Directors to implement the Share Exchange would create disadvantages to the minority shareholders of Kansai Food Market. In discussing the Consultative Matters, the Special Committee was supposed to: (a) discuss and judge the reasonableness of implementing the transaction from the viewpoint of whether or not the transaction would contribute to increasing the corporate value of Kansai Food Market; and (b) discuss and judge the validity of the terms of the transaction and the fairness of the processes of the transaction from the viewpoint of protecting the interests of the minority shareholders of Kansai Food Market.

In consulting the Special Committee on the Consultative Matters, the Board of Directors of Kansai Food Market resolved that the Board of Directors should make decisions on the Share Exchange with an appropriate understanding and appreciation of, and by giving maximum respect to, the Special Committee’s determinations, and that the Board of Directors would not approve any measures whose implementation or the terms and conditions of which are considered inappropriate by the Special Committee. The Board of Directors also resolved that the Special Committee was authorized: (a) to be substantially involved in the process of discussions and negotiations between Kansai Food Market and persons involved in the Share Exchange, and to discuss and/or negotiate directly with persons involved in the Share Exchange if considered necessary by the Special Committee; (b) to appoint (at the expense of Kansai Food Market) the Special Committee’s legal, financial, and/or other advisors for the Share Exchange or to appoint or approve (including retrospective approval) Kansai Food Market’s legal, financial, and/or other advisors for the Share Exchange; (c) to interview and collect, or receive, necessary information from Kansai Food Market’s officers and employees, persons involved in the Share Exchange, and other persons considered necessary by the Special Committee; (d) to receive information necessary for the Special Committee to discuss and make determinations on the Share Exchange from Kansai Food Market’s officers and employees (including information on Kansai Food Market’s business plan if this business plan need to be verified); and (e) to take any other action considered necessary by the Special Committee in discussing and making determinations on the Share Exchange.

The Special Committee held a total of thirteen meetings during the period from February 19, 2024 to May 15, 2024. The Special Committee carefully discussed the Consultative Matters outside those meetings as well, by such means as expressing its opinion or collecting information via email and other means or, where necessary, having discussions from time to time. Specifically, the first thing the Special Committee did was to confirm that there was no problem with the independence or specialty of, and to approve the appointment of, Nomura Securities, which was appointed by Kansai Food Market as its financial advisor and third-party valuation institution, and Mori Hamada & Matsumoto, which was appointed by Kansai Food Market as its legal advisor. In addition, the Special Committee appointed Kawakita Certified Public Accountants Office as the committee’s own financial advisor and third-party valuation institution, in light of the independence, specialty, track record, etc. of Kawakita Certified Public Accountants Office. The Special Committee also approved the appointment of EY Strategy and Consulting Co., Ltd. (“EY Strategy and Consulting”) and Ernst & Young Tax Co. as Kansai Food Market’s advisors for financial due diligence, tax due diligence, etc., in light of their independence, specialty, track record, etc. The Special Committee then sent a questionnaire to H2O Retailing regarding the purpose and other aspects of the Share Exchange, and received explanations from, and exchanged questions and answers with, H2O Retailing about, among other things: the purpose of the Share Exchange; the background of and the circumstances leading to the Share Exchange; the reasons for choosing a share exchange; H2O Retailing’s view on its business policy and treatment of its employees after the Share Exchange; and treatment of H2O Retailing’s shareholder special benefit plan after the Share Exchange. The Special Committee received advice from Kansai Food Market’s legal advisor Mori Hamada & Matsumoto regarding the process of the Board of Directors of Kansai Food Market for making decisions on the Share Exchange, the operation of the Special Committee, and other measures to ensure the fairness of the procedures involved in the Share Exchange and measures to avoid conflicts of interest in connection with the Share Exchange. The Special Committee also received explanations from, and exchanged questions and answers with, Mori Hamada & Matsumoto about the results of the legal due diligence inspection of H2O Retailing. Furthermore, at the request of Kansai Food Market, the Special Committee received explanations from, and exchanged questions and answers with, EY Strategy and Consulting, which conducted a financial due diligence investigation of H2O Retailing, and Ernst & Young Tax Co., which conducted a tax due diligence investigation of H2O Retailing, about the results of these financial and tax due diligence investigations. The Special Committee approved Kansai Food Market’s business plan based on which the valuation by the DCF Analysis was performed (the “Business Plan”), after receiving explanations from EY Strategy and Consulting about how the Business Plan was prepared, its purpose and content, and the reasonableness of the important assumptions and other details of the Business Plan, and after receiving advice from Nomura Securities and Kawakita Certified Public Accountants Office while verifying the content of the Business Plan. The Special Committee also verified the content of the business plan based on which the share value of H2O Retailing was evaluated (by the DCF Analysis), after receiving advice from EY Strategy and Consulting, Nomura Securities, and Kawakita Certified Public Accountants Office. In addition, regarding the calculation of the Share Exchange Ratio by Nomura Securities as Kansai Food Market’s financial advisor and third-party valuation institution and the one by Kawakita Certified Public Accountants Office as the Special Committee’s own financial advisor and third-party valuation institution, the Special Committee confirmed the reasonableness of the grounds for choosing the methods for calculating the consideration for the Share Exchange (such as the Share Exchange Ratio), the calculation processes used in those calculation methods, the important assumptions and other details of the calculation methods, and the calculation results, after receiving explanations from, and exchanging questions and answers with, Nomura Securities and Kawakita Certified Public Accountants Office, regarding the matters listed above. After receiving the results of valuation and analysis of the Share Exchange Ratio by Nomura Securities and Kawakita Certified Public Accountants Office as well as advice from Nomura Securities and Mori Hamada & Matsumoto, and in light of the results of the due diligence investigations of H2O Retailing conducted by Kansai Food Market as mentioned above, the Special Committee established its policy for negotiating the consideration for the Share Exchange (such as the Share Exchange Ratio). The Special Committee received reports from time to time as to the details of the negotiations, gave instructions where necessary, and was otherwise substantially involved in the discussions and negotiations with H2O Retailing.

Through the processes described above, the Special Committee carefully discussed and deliberated the Consultative Matters before submitting to the Board of Directors of Kansai Food Market a report dated May 15, 2024 to the effect that making a decision to implement the Share Exchange would not create disadvantages to the minority shareholders of Kansai Food Market. The opinion of the Special Committee is outlined below.

(a)       Conclusion of the report

(ⅰ)     The Special Committee recommends that Kansai Food Market’s Board of Directors implement the Share Exchange.

(ⅱ)	The Special Committee is of the opinion that a decision by Kansai Food Market’s Board of Directors to implement the Share Exchange will not create disadvantages to the minority shareholders of Kansai Food Market.

(b)       Reasons for the conclusion

(ⅰ) Rationality of the purpose of the Share Exchange

Considering the following points among others, the Special Committee concludes that the Share Exchange will contribute to increasing the corporate value of Kansai Food Market and, as such, is legitimate and rational in its purpose.

・H2O Retailing has stated that it aims to increase the corporate value of the entire H2O Retailing Group, including the Kansai Food Market Group, by making Kansai Food Market a wholly-owned subsidiary of H2O Retailing through the Share Exchange, which will achieve more integrated management of the group, such as making more effective use of management resources through further reinforcement of the collaborative system and achieving optimal distribution of management resources by eliminating overlapping functions. Specific measures listed by H2O Retailing include, among others: to increase efficiency by sharing human resources and facilities; to reduce costs through joint purchase; to increase efficiency by integrating services that are common to both groups, such as logistics services; to balance between high functionality of systems and cost reduction, through centralizing the development and operation of IT systems and standardizing IT infrastructure; to reinforce merchandizing by activation of transactions between the food manufacturing subsidiaries of H2O Retailing and Kansai Food Market and by development of products such as PBs; to utilize the delivery service subsidiaries of H2O Retailing in E-commerce; and to provide the Kansai Food Market Group with the business strategy development function and implementation supporting function of H2O Foods Group. The Share Exchange is also expected to reduce personnel and physical costs for maintaining the listed status of Kansai Food Market. After reviewing the nature, effects, and feasibility of these measures with advice from Nomura Securities and Kawakita Certified Public Accountants Office, the Special Committee is of the opinion that these measures are expected to be effective in increasing sales and improving profit margins and that these measures are expected to be reasonably feasible.

・On the other hand, the Special Committee is convinced that the disadvantages of being delisted will be very limited for reasons such as the following: (i) losing the method of equity financing as a result of being delisted will not bring substantial disadvantages for Kansai Food Market’s financing; (ii) Kansai Food Market’s going private is considered to entail a limited risk of reduced recognition and will have limited adverse impact on its recruitment activities, etc.; and (iii) the credibility of Kansai Food Market’s financial affairs is likely to be maintained, since Kansai Food Market will be subject to financial audit as a consolidated subsidiary of H2O Retailing after the Share Exchange.

・Currently, the Kansai Food Market Stock has entered into a delisting grace period due to a loss of the company’s substantial continuity resulting from its merger, etc. To pass the review of its substantial continuity, Kansai Food Market is required to substantially increase its independence from the H2O Retailing Group in terms of personal relationship, transactional relationship, etc. and to increase its circulating share ratio to at least 25%, no later than March 31, 2025 which is the end date of the grace period. On the other hand, taking various measures to increase independence is likely to result in a considerable decrease in profit. In addition, H2O Retailing’s intention to maintain its shareholding in Kansai Food Market constitutes a practical constraint to increasing Kansai Food Market’s circulating share ratio to at least 25%. Therefore, if the Share Exchange or some other measure is not taken, there is a risk of the Kansai Food Market Stock being delisted.

・As potential management choices for resolving its business challenges, Kansai Food Market considered, in addition to the Share Exchange: (i) maintaining its listed status by meeting the continued listing requirements of the Standard Market of the Tokyo Stock Exchange; and (ii) going private and being acquired not by H2O Retailing but by a third party. As described above, however, taking measures to meet the continued listing requirements would be fairly costly to Kansai Food Market. In addition, the circumstances where H2O Retailing intends to maintain its shareholding in Kansai Food Market constitutes a practical constraint to increasing Kansai Food Market’s circulating share ratio to 25% or higher to meet the continued listing requirements. Furthermore, based on H2O’s intention described above, choosing to go private and be acquired by a third party instead of by H2O Retailing would result in the acquirer only holding less than one third of the total number of issued shares of Kansai Food Market. The synergies expected from this acquisition will be limited and are unlikely to surpass the synergies expected from implementing the Share Exchange. Therefore, it is difficult for any of the choices other than the Share Exchange to achieve a greater increase than with the Share Exchange in the corporate value of Kansai Food Market.

(ii)       Validity of the terms of the Share Exchange

Considering the following points among others, the Special Committee concludes that the terms of the Share Exchange including the Share Exchange Ratio are valid and that the process of deciding the terms was fair.

・In order to ensure validity of the Share Exchange Ratio and fairness of the processes of the Share Exchange, Kansai Food Market appointed: Nomura Securities as its financial advisor and third-party valuation institution independent from H2O Retailing and Kansai Food Market; and Mori Hamada & Matsumoto as its legal advisor similarly independent from H2O Retailing and Kansai Food Market. In the process up to determining the terms of the transaction, Kansai Food Market conducted negotiations and discussions with H2O Retailing on the terms of the Share Exchange with the help of advice from these M&A experts and with the substantial involvement of the Special Committee. Considering these circumstances, the Special Committee concludes that the process of negotiation on the terms of the Share Exchange was a fair one that is found to have taken place between the independent parties, and that this process successfully created a situation where reasonable efforts were made with the aim of implementing the Share Exchange on terms that are as much favorable as possible to the minority shareholders of Kansai Food Market while increasing the corporate value. The Special Committee considers that when judging the validity of the terms of the Share Exchange, it is appropriate to take the Special Dividend into account as an action that contributes to the interests of the minority shareholders of Kansai Food Market.

・The Special Committee received explanations from EY Strategy and Consulting about how the Business Plan, based on which the Share Exchange Ratio was calculated, was prepared, the process of its preparation, its purpose and content, and the reasonableness of the important assumptions and other details of the Business Plan. In addition, the Special Committee validated the reasonableness of the Business Plan as a plan by taking into consideration, among other things, the relationships and consistency between the Business Plan and the plans prepared by Kansai Food Market in the past, including the medium-term management plan published in May 2022, Kansai Food Market’s most recent (actual) business performance, and its business environment, with the help of advice from Nomura Securities and Kawakita Certified Public Accountants Office in validating the details of the Business Plan. As a result, the Special Committee acknowledges and confirms that the Business Plan expects, to the maximum extent possible, reasonable growth of the Kansai Food Market Group that is considered likely to be achieved at this point in time, and that it is a reasonable plan even when considering that it is used as an assumption when calculating the value of the Kansai Food Market Stock for the purpose of the Share Exchange.

・EY Strategy and Consulting, Ernst & Young Tax Co., and Mori Hamada & Matsumoto shared with the Special Committee, and the committee reviewed the details of, the policies for and the results of the various due diligence investigations conducted of H2O Retailing. The Special Committee also received H2O Retailing’s business plan based on which the Share Exchange Ratio was calculated. The committee reviewed the details of the business plan with advice from Nomura Securities and Kawakita Certified Public Accountants Office and EY Strategy and Consulting.

・From Nomura Securities, the Special Committee received documents containing: the details of calculation of the share exchange ratio; the details of calculation of the share prices based on which the share exchange ratio was calculated; and the financial forecasts, assumptions, etc. based on which these share prices were calculated. At committee meetings, the Special Committee conducted interviews, found nothing unreasonable in the details of calculation of the share exchange ratio by Nomura Securities, the details of calculation of the share prices based on which the share exchange ratio was calculated, or the financial forecasts, assumptions, etc. based on which these share prices were calculated, and concluded that these documents and data were appropriate.

・The Special Committee appointed Kawakita Certified Public Accountants Office as its own financial advisor and third-party valuation institution. The committee requested Kawakita Certified Public Accountants Office to calculate the share exchange ratio. From Kawakita Certified Public Accountants Office, the Special Committee received documents containing: the details of calculation of the share exchange ratio; the details of calculation of the share prices based on which the share exchange ratio was calculated; and the financial forecasts, assumptions, etc. based on which these share prices were calculated. At committee meetings, the Special Committee conducted interviews, found nothing unreasonable in the details of calculation of the share prices by Kawakita Certified Public Accountants Office, the details of calculation of the share prices based on which the share exchange ratio was calculated, or the financial forecasts, assumptions, etc. based on which these share prices were calculated., and concluded that these documents and data were appropriate. Regarding the fairness opinion submitted to the Special Committee by Kawakita Certified Public Accountants Office, the committee found nothing unreasonable in the process of issuance of the fairness opinion or in its content, and concluded that the fairness opinion was appropriate, on the grounds, among others, that the fairness opinion was issued after: the consideration of the Share Exchange Ratio by Kawakita Certified Public Accountants Office performed through analyzing and considering financial information, including business forecasts, and exchanging questions and answers with Kansai Food Market and H2O Retailing ; exchanges of questions and answers with Kansai Food Market and H2O Retailing about the overview, background, and purpose of the Share Exchange; and a review process performed by certified public accountant who is not the one who wrote the valuation report on the share exchange ratio.

・It may be concluded that the Share Exchange Ratio, when viewed on its own, does not provide a significant premium as compared to the levels of premiums seen in other recent cases of share exchanges where the listed parent company intended to make its listed subsidiary its wholly-owned subsidiary, especially when referring to the most recent market share price of Kansai Food Market Stock to that of H2O Retailing Stock immediately before the public announcement of the Share Exchange. However, even when looking at the stock exchange ratio alone, a sufficient premium is given when referring to the average market price of the shares of both Companies for the most recent three-month and six-month periods, and in light of the fact that the Special Dividend will be paid to shareholders of Kansai Food Market who will receive the consideration for the Share Exchange and current market price trends for Kansai Food Market Stocks, etc., the Share Exchange Ratio can be deemed to substantially provide these shareholders with consideration with a certain premium over the market price. The Special Committee further concludes that the Share Exchange Ratio is also reasonable when compared to the recent market share price of Kansai Food Market Stock, in view of the fact that the Special Committee obtained H2O Retailing’s agreement to the Special Dividend in the process of negotiating the Share Exchange Ratio with H2O Retailing, by conducting best negotiations to ensure that shareholders of Kansai Food Market would receive an acceptable level of consideration for the Share Exchange from the viewpoint of protection of the interests of the minority shareholders of Kansai Food Market.

・The Special Committee found nothing unreasonable in the method of the Share Exchange or in the kind of consideration for acquisition, among other things, and concluded that these details were appropriate, on the following grounds: (i) delivery of shares of H2O Retailing Stock to the minority shareholders of Kansai Food Market in consideration of the Share Exchange will provide these minority shareholders, through holding shares of the H2O Retailing Stock, with opportunities to enjoy (a) the synergies expected from implementing various measures planned to be taken after the Share Exchange, (b) the H2O Retailing Group’s business development and profit increase resulting from the effects of the synergies, and (c) the resulting increase in the price of H2O Retailing Stock; and (ii) the minority shareholders of Kansai Food Market will also be able to cash in their shares of H2O Retailing Stock which is highly liquid, by trading them on the market at any time.

(iii)       Fairness of the processes of the Share Exchange

In light of the following points among others, the Special Committee concludes that Kansai Food Market has taken reasonable measures necessary to ensure fairness of the Share Exchange, and that the processes of the Share Exchange are fair.

・The Special Committee independent from Kansai Food Market was established. The Special Committee believes that it functioned effectively under the authority granted by Kansai Food Market’s Board of Directors, by being substantially involved in the process of negotiation such as by holding committee meetings where the committee confirmed with Nomura Securities, which was in charge of negotiations with H2O Retailing, policies for negotiations on the Share Exchange, received reports from Nomura Securities on the progress of negotiations, expressed its opinions at important points such as determining the share exchange ratio and making decisions regarding the Special Dividend, etc., and gave instructions and made requests to Nomura Securities where appropriate.

・The Special Committee is convinced that Kansai Food Market went through a careful process of consideration to ensure fairness of the series of processes of the Share Exchange, by appointing Nomura Securities and Mori Hamada & Matsumoto, both of which are independent from H2O Retailing and Kansai Food Market, as its financial advisor and legal advisor, respectively, and by receiving advice and other support from these advisors. In addition, Kansai Food Market requested its independent third-party valuation institution Nomura Securities to calculate the share exchange ratio. Kansai Food Market considered the share exchange ratio based on the share exchange ratio valuation report submitted by Nomura Securities.

・The Special Committee appointed Kawakita Certified Public Accountants Office as its own financial advisor and third-party valuation institution, separately from Nomura Securities. The Special Committee requested Kawakita Certified Public Accountants Office to calculate the share exchange ratio, regarding which the committee received a valuation report from Kawakita Certified Public Accountants Office. During negotiations with H2O Retailing on the share exchange ratio, the Special Committee appropriately received advice from Kawakita Certified Public Accountants Office to ensure fairness of the negotiation process. To ensure careful verification of the fairness of the Share Exchange Ratio, the Special Committee received a fairness opinion from Kawakita Certified Public Accountants Office.

・For the purpose of avoiding conflicts of interest, Kansai Food Market’s Board of Directors plans to deliberate, and unanimously adopt a resolution on the proposal for the Share Exchange by three of its members, after excluding: Mr. Katsuhiro Hayashi, Mr. Gaku Watanabe, and Mr. Toshimitsu Konishi, each of whom currently serves or formerly served concurrently as an officer or employee of H2O Retailing; and Mr. Koji Fukutani, Mr. Tomoyuki Umemoto, and Mr. Yasuto Nagata, each of whom currently serves or formerly served concurrently as an officer of H2O Food Group, a wholly-owned subsidiary of H2O Retailing. For the purpose of ensuring the presence of a quorum of Board of Directors members, the Board of Directors plans to then unanimously adopt a resolution after another round of deliberation by six of its members, after adding Mr. Koji Fukutani, Mr. Tomoyuki Umemoto, and Mr. Yasuto Nagata, each of whom has not been involved in the execution of business or the management of H2O Retailing and thus is considered to have a relatively weak conflict of interest. Again, for the same purpose of avoiding conflicts of interest, Mr. Katsuhiro Hayashi, Mr. Tomoyuki Umemoto, Mr. Yasuto Nagata, Mr. Gaku Watanabe, Mr. Koji Fukutani, and Mr. Toshimitsu Konishi have all refrained from participating in discussions or negotiations on the Share Exchange and will refrain from expressing their opinions in the course of adoption of resolutions of the Board of Directors as described above.

・When setting up a system for considering the Share Exchange at Kansai Food Market (including the range of Kansai Food Market’s officers and employees involved in considering, negotiating, and making decisions on the Share Exchange, and the duties of these officers and employees), the Special Committee carefully verified that there were no independence or fairness issues with the system.

・The Special Committee has reviewed draft disclosure documents etc., related to the Share Exchange and the Special Dividend and has found that Kansai Food Market plans to make appropriate information disclosure to its minority shareholders of Kansai Food Market, which will secure an appropriate opportunity for the minority shareholders of Kansai Food Market to make decisions about the Share Exchange, as well as the Special Dividend to be implemented concurrently therewith, based on sufficient information.

・The Special Committee has found no circumstances that raise suspicion about fairness of the process of negotiation between Kansai Food Market and H2O Retailing.

(E)      Unanimous approval of the directors of Kansai Food Market who have no conflicts of interest

Of the nine directors of Kansai Food Market, three directors, namely, Mr. Katsuhiro Hayashi, Mr. Gaku Watanabe, and Mr. Toshimitsu Konishi, currently serve or formerly served as officers or employees of H2O Retailing concurrently with their positions at Kansai Food Market. In addition, Mr. Koji Fukutani, Mr. Tomoyuki Umemoto, and Mr. Yasuto Nagata currently serve or formerly served as officers of H2O Foods Group Co., Ltd. (all three directors) and Qanat Co., Ltd. (Mr. Tomoyuki Umemoto), which are wholly-owned subsidiaries of H2O Retailing, concurrently with their positions at Kansai Food Market even though these directors are not involved in the execution of business or the management of H2O Retailing. In light of these circumstances, at its meeting held today the Board of Directors of Kansai Food Market adopted its resolutions on the proposal for the Share Exchange (including the proposal for the Special Dividend) in the following manner, in order to avoid potential structural conflicts of interest in the Share Exchange and to avoid the potential effects of information asymmetry issues on the Share Exchange: (a) the proposal was deliberated by, and unanimously approved by a resolution adopted by, the three directors other than Mr. Katsuhiro Hayashi, Mr. Gaku Watanabe, Mr. Toshimitsu Konishi, Mr. Koji Fukutani, Mr. Tomoyuki Umemoto, or Mr. Yasuto Nagata; and (b) to ensure that a quorum of the Board of Directors was present, the proposal was again deliberated by, and unanimously approved by a resolution adopted by, six directors consisting of, out of the six directors described above, Mr. Koji Fukutani, Mr. Tomoyuki Umemoto, and Mr. Yasuto Nagata, each of whom was not involved in the execution of business or the management of H2O Retailing and thus was considered to have a relatively weak conflict of interest, in addition to the three directors who had adopted the resolution described in (a) above.

4. Overview of the Parties to the Share Exchange

		Wholly-owning parent company in the share exchange		Wholly-owned subsidiary in the share exchange
(1)	Name	H2O RETAILING CORPORATION		Kansai Food Market Ltd.
(2)	Address	8-7 Kakudacho, Kita-ku, Osaka-shi		5-3-38 Chuo, Itami-shi, Hyogo
(3)	Name and title of representative	Naoya Araki, President and Representative Director		Katsuhiro Hayashi, President and Representative Director
(4)	Description of business	Corporate planning and management of group companies		Operation and management of food supermarkets
(5)	Capital	17,796 million yen (as of March 31, 2024)		100 million yen (as of March 31, 2024)
(6)	Date of establishment	March 7, 1947 Trade name change: October 1, 2007		July 29, 1959 Trade name change: February 1, 2022
(7)	Number of issued shares	(Common stock) 125,201,396 shares (as of March 31, 2024)		(Common stock) 63,858,804 shares (as of March 31, 2024)
(8)	Fiscal year-end	March 31		March 31
(9)	Number of employees	(Consolidated) 25,321 persons (as of March 31, 2024)		(Consolidated) 14,187 persons (as of March 31, 2024)
(10)	Major customers	--		N/A
(11)	Main banks	MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Norinchukin Bank		Development Bank of Japan Inc.
(12)	Major shareholders and shareholding ratios (as of March 31, 2024)	Hanshin Electric Railway Co., Ltd.	12.80%	H2O RETAILING CORPORATION	64.89%
		The Master Trust Bank of Japan (Trust Account)	10.86%	Kansai Super Market Clients’ Shareholding Association	4.73%
		Hankyu Hanshin Holdings, Inc.	8.97%	The Master Trust Bank of Japan (trust account)	3.00%
		Custody Bank of Japan, Ltd. (Trust Account)	4.45%	ITOCHU SHOKUHIN Co., Ltd.	2.51%
		Izumiya Kyowakai Assn.	2.48%	KOKUBU GROUP CORP.	1.95%
		BNYM AS AGT/CLTS 10 PERCENT	1.75%	KATO SANGYO CO., LTD.	1.23%
		GOVERNMENT OF NORWAY	1.55%	Kansai Super Market Employees’ Shareholding Association	0.97%
		H2O Retailing Group Employees’ Shareholding Association	1.42%	Kabushiki Kaisha Kanekiyo	0.70%
		STATE STREET BANK AND TRUST COMPANY 505223	1.28%	Custody Bank of Japan, Ltd. (Trust Account)	0.65%
		STATE STREET BANK WEST CLIENT TREATY 505234	1.11%	ITAMI SANGYO CO., LTD	0.53%

(13)	Relationship between the Companies
	Capital relationship	H2O Retailing holds 37,034,909 shares of Kansai Food Market, which correspond to 64.89% of the balance of the issued shares of Kansai Food Market (63,858,804 shares) after subtracting therefrom the number of treasury shares (6,783,598 shares). Accordingly, H2O Retailing is the parent company of Kansai Food Market.
	Personal relationship	Three of the officers and employees of H2O Retailing concurrently serve as directors of Kansai Food Market. As of March 31, 2024, Kansai Food Market has accepted three secondees from H2O Retailing.
	Transactional relationship	H2O Retailing’s subsidiaries Hankyu Foods, Inc., and Hankyu delica, Inc., manufacture and process food products and sell them to Kansai Food Market’s subsidiaries Kansai Super Market and Izumiya Hankyu Oasis.
	Status as related parties	Kansai Food Market is a consolidated subsidiary of H2O Retailing. H2O Retailing and Kansai Food Market are related parties to each other.

(14)	Business results and financial conditions for the past three years
Fiscal year	H2O Retailing (consolidated)			Kansai Food Market (consolidated)
	FY ended March 2022	FY ended March 2023	FY ended March 2024	FY ended March 2022	FY ended March 2023	FY ended March 2024
Consolidated net assets	260,938	272,814	293,149	64,975	66,579	70,793
Consolidated total assets	654,558	686,423	709,212	147,071	145,835	151,845
Consolidated net assets per share (yen)	1,922.25	2,137.87	2,323.87	1,102.08	1,152.05	1,240.35
Consolidated sales	518,447	628,089	657,400	284,265	374,018	385,021
Consolidated operating profit	740	11,388	26,188	5,802	5,919	9,163
Consolidated recurring profit	2,346	13,004	27,875	4,940	5,355	8,709
Net income attributable to shareholders of parent company	9,872	16,382	21,905	8,368	4,262	5,650
Consolidated net income per share (yen)	79.84	135.85	189.82	210.93	73.00	98.74
Dividend per share (yen)	25.00	25.00	28.00	18.00	18.00	18.00

(All amounts are in millions of yen unless otherwise indicated)

5. Status after the Share Exchange

Wholly-owning parent company in the share exchange
(1)	Name	H2O RETAILING CORPORATION
(2)	Address	8-7 Kakudacho, Kita-ku, Osaka-shi
(3)	Name and title of representative	Naoya Araki, President and Representative Director
(4)	Description of business	Corporate planning and management of group companies
(5)	Capital	17,796 million yen
(6)	Fiscal year-end	March 31
(7)	Net assets	To be determined
(8)	Total assets	To be determined

6. Summary of Accounting Treatment

In the consolidated financial statements of H2O Retailing, the Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations

7. Future Outlook

Since Kansai Food Market is already a consolidated subsidiary of H2O Retailing, the impact of the Share Exchange on H2O Retailing’s and Kansai Food Market’s respective business results is expected to be minor. Any revisions that should be made to the Companies’ earnings forecasts or anything that should be disclosed by the Companies in the future will be disclosed promptly as they arise.

8. Matters Concerning Transactions, etc. with the Controlling Shareholder

(1)	Whether the Share Exchange constitutes a transaction, etc. by Kansai Food Market with its controlling shareholder; conformity to Kansai Food Market’s guidelines on measures to protect its minority shareholders

In the Share Exchange, H2O Retailing, which already holds 37,034,909 shares of Kansai Food Market Stock (corresponding to 64.89% of the total number of issued shares as of March 31, 2024 [excluding the number of treasury shares, namely 6,783,598 shares]), makes Kansai Food Market its wholly-owned subsidiary. As such, the Share Exchange constitutes a transaction, etc. by Kansai Food Market with its controlling shareholder.

The corporate governance report disclosed by Kansai Food Market on July 3, 2023 contains the “Policy on measures to protect minority shareholders in transactions, etc. with controlling shareholders,” which states: “When the Company engages in a transaction with its related party, the Company ensures that the transaction will not affect the interests of the Company or the common interests of its shareholders. If such a transaction is conducted, the Company will disclose the terms of the transaction and the policy for determining those terms of the transaction, among other things, in the manner prescribed by law, etc. The Company requires that any competing transaction or conflict-of-interest transaction between the Company and any of its directors be approved in advance by the Audit and Supervisory Committee, before being resolved by the Board of Directors. The Company requires that any material transaction or action in which there is a conflict of interest between the controlling shareholder and the minority shareholders be deliberated by a special committee before being resolved by the Board of Directors.” The Companies have taken measures to ensure the fairness of, and avoid conflicts of interest in, the Share Exchange as described above in (4), “Measures to ensure fairness (including measures to avoid conflicts of interest),” of section 3, “Grounds for the Details of Allotment of Shares in the Share Exchange.” The Companies believe that those measures are in conformity with the policy described above.

(2)	Matters concerning measures to ensure fairness (including measures to avoid conflicts of interest)

As describe above in (1), “Whether the Share Exchange constitutes a transaction, etc. by Kansai Food Market with its controlling shareholder; conformity to Kansai Food Market’s guidelines on measures to protect its minority shareholders,” the Share Exchange constitutes a transaction by Kansai Food Market with its controlling shareholder. Accordingly, Kansai Food Market determined that measures to ensure fairness and avoid conflicts of interest were necessary. Kansai Food Market has ensured fairness and avoided conflicts of interest by carefully discussing and considering the terms and conditions of the Share Exchange at its Board of Directors and further by taking the measures described above in 3 (4), “Measures to ensure fairness (including measures to avoid conflicts of interest).”

(3)	Outline of the opinion obtained from those who have no interests in the controlling shareholder that making a decision to carry out the transaction, etc. would not create disadvantages to minority shareholders

Kansai Food Market received from the Special Committee a report dated May 15, 2024 to the effect that making a decision to implement the Share Exchange would not create disadvantages to the minority shareholders of Kansai Food Market. For details, please see above in (4), “Measures to ensure fairness (including measures to avoid conflicts of interest),” of section 3, “Grounds for the Details of Allotment of Shares in the Share Exchange.”

9. Other Matters

At the Board of Directors meeting of Kansai Food Market held today, it was resolved that a proposal to pay the Special Dividend on condition that, among other things, the Share Exchange Agreement is approved at Kansai Food Market’s annual general meeting of shareholders scheduled for June 20, 2024, be submitted to the same general meeting of shareholders. For further details of the Special Dividend, please refer to the press release dated today, entitled “Notice Regarding a Dividend of Surplus (Special Dividend) and Revisions to Dividend Forecast,” published by Kansai Food Market.

End

(Reference) Current Consolidated Earnings Forecasts and Previous Consolidated Results

H2O Retailing

(in millions of yen)

	Consolidated sales	Consolidated operating profit	Consolidated recurring profit	Net income attributable to shareholders of the parent
Current earnings forecast (FY ending March 2025)	700,000	26,500	26,500	26,000
Previous results (FY ended March 2024)	657,400	26,188	27,875	21,905

Kansai Food Market

(in millions of yen)

	Sales	Operating profit	Recurring profit	Net income attributable to shareholders of the parent
Current earnings forecast (FY ending March 2025)	397,000	10,500	10,000	6,500
Previous results (FY ended March 2024)	385,021	9,163	8,709	5,650